Civeo Reports Fourth Quarter and Full Year 2021 Results

Fourth Quarter & Full Year 2021 Highlights:
•Fourth quarter revenues of $159.8 million, net income of $9.8 million and operating cash flow of $25.3 million;

•Fourth quarter Adjusted EBITDA of $34.5 million and free cash flow of $26.1 million;

•Reduced net leverage ratio to 1.49x as of December 31, 2021 from 1.86x as of September 30, 2021; and

•$88.5 million of operating cash flow and $87.3 million of free cash flow for the full year 2021;

HOUSTON and CALGARY, February 28, 2022 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the fourth quarter and year ended December 31, 2021.

“Despite pandemic-related headwinds throughout 2021, Civeo continued to operate safely, generate significant free cash flow, and substantially reduce our total debt balance as well as our net leverage ratio. We also replaced and refinanced our entire credit agreement, which extends the maturity of all of our debt outstanding to September 2025, and announced a share repurchase program,” said Bradley J. Dodson, Civeo's President and Chief Executive Officer.

Mr. Dodson continued, “I am proud of the Civeo team's execution and perseverance in this tough operating environment that helped us generate full-year operating cash flow of over $85 million. Our 2021 results and accomplishments were a testament to the hard work of our team and the winning combination of our diversified revenue profile and our continued capital discipline.”
Mr. Dodson added, “Our strategic investment in diversifying our revenue profile over the last few years has paid off again in 2021 as we have experienced volatility across our business segments related to the pandemic, international trade disputes and substantial commodity price fluctuations. We will continue to seek opportunities to expand our customer base and geographic footprint to reduce volatility in our free cash flow generation as we continue to reduce our leverage, improving our financial and strategic flexibility.”

Fourth Quarter 2021 Results
In the fourth quarter of 2021, Civeo generated revenues of $159.8 million and reported net income of $9.8 million, or $0.58 per diluted share. During the fourth quarter of 2021, Civeo produced operating cash flow of $25.3 million, Adjusted EBITDA of $34.5 million and free cash flow of $26.1 million.
By comparison, in the fourth quarter of 2020, Civeo generated revenues of $133.4 million and reported a net loss of $2.3 million, or $0.16 per share. During the fourth quarter of 2020, Civeo produced operating cash flow of $36.7 million, Adjusted EBITDA of $23.7 million and free cash flow of $33.2 million.
Overall, the increase in revenues and Adjusted EBITDA in the fourth quarter of 2021 compared to 2020 was primarily due to an increase in Canadian occupancy and Canadian mobile camp activity, partially offset by decreased Australian village billed rooms. Adjusted EBITDA was also positively impacted by a $3.8 million gain on sale of assets from the fourth quarter 2021 sale of our West Permian lodge, partially offset by a year-over-year increase in labor costs in Australia.
Full Year 2021 Results
For the full year 2021, the Company reported revenues of $594.5 million and a net loss of $0.6 million, or $0.04 per share. Adjusted EBITDA for the full year 2021 was $109.1 million. This compared to revenues of $529.7 million and a net loss of $136.1 million, or $9.64 per share, for the full year 2020. The loss in 2020 resulted in part from $144.1 million in goodwill and asset impairments, partially offset by $4.7 million of income associated with the settlement of a representations and warranties claim. Adjusted EBITDA was $108.1 million in 2020. Results for the full year of

2021 reflect the impact of a strengthened Australian and Canadian dollar relative to the U.S. dollar, which increased revenues and Adjusted EBITDA by $40.6 million and $9.8 million, respectively.

The modest increase in Adjusted EBITDA in 2021 as compared to 2020 was largely driven by increased mobile camp activity in our Canadian segment, as well as the favorable currency impact noted above, partially offset by decreased billed rooms and increased labor costs across the Australian segment.
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the fourth quarter of 2021 to the results for the fourth quarter of 2020.)
Canada
During the fourth quarter of 2021, the Canada segment generated revenues of $92.2 million, operating income of $6.9 million and Adjusted EBITDA of $23.1 million, compared to revenues of $65.5 million, operating loss of $4.1 million and Adjusted EBITDA of $13.8 million in the fourth quarter of 2020. Results from the fourth quarter of 2021 reflect the impact of a strengthened Canadian dollar relative to the U.S. dollar, which increased revenues and Adjusted EBITDA by $3.1 million and $0.8 million, respectively.
On a constant currency basis, the Canadian segment experienced a 36% period-over-period increase in revenues driven by (1) a 25% year-over-year increase in billed rooms and (2) increased mobile camp work related to pipeline construction. Adjusted EBITDA for the Canadian segment increased 68% year-over-year primarily due to the aforementioned dynamics and operating leverage.
Australia
During the fourth quarter of 2021, the Australia segment generated revenues of $62.3 million, operating income of $2.2 million and Adjusted EBITDA of $13.6 million, compared to revenues of $63.7 million, operating income of $3.6 million and Adjusted EBITDA of $17.2 million in the fourth quarter of 2020.

On a constant currency basis, the Australian segment experienced a 2% period-over-period decrease in revenues driven by decreased occupancy at our Bowen Basin villages. Australian village occupancy decreased 3% year-over-year largely due to continued uncertainty created by the China/Australia trade dispute and COVID-19. Adjusted EBITDA from the Australian segment decreased 21% year-over-year due to lower village occupancy as well as increased labor costs which were largely the result of COVID related travel and border restrictions.

U.S.
The U.S. segment generated revenues of $5.3 million, operating loss of $3.0 million and Adjusted EBITDA of $3.3 million in the fourth quarter of 2021, compared to revenues of $4.2 million, operating loss of $3.2 million and an Adjusted EBITDA loss of $1.4 million in the fourth quarter of 2020. The revenue and Adjusted EBITDA increase was primarily due to increased activity in our lodges and offshore business, as well as the aforementioned gain on the sale of our West Permian Lodge.
Financial Condition
As of December 31, 2021, Civeo had total liquidity of approximately $92.8 million, consisting of $86.5 million available under its revolving credit facilities and $6.3 million of cash on hand.
Civeo’s total debt outstanding on December 31, 2021 was $175.1 million, a $20.1 million decrease since September 30, 2021 and a $76.0 million decrease from December 31, 2020.
Civeo reduced its net leverage ratio to 1.49x as of December 31, 2021 from 1.86x as of September 30, 2021.
During 2021, Civeo invested $15.6 million in capital expenditures, up from $10.1 million during 2020. This increase is primarily due to increased Canadian lodge maintenance coupled with increased Canadian pipeline-related capital expenditures.

Full Year 2022 Guidance
For the full year of 2022, Civeo expects revenues of $600.0 million to $615.0 million, EBITDA of $90.0 million to $95.0 million and capital expenditures of $20.0 million to $25.0 million.

Conference Call
Civeo will host a conference call to discuss its fourth quarter 2021 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (877) 423-9813 in the United States or (201) 689-8573 internationally and asking for the Civeo call or using the conference ID 13727269#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 1372769#.
About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 27 lodges and villages in Canada, Australia and the U.S., with an aggregate of over 28,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein include the statements regarding Civeo’s future plans and outlook, including guidance, current trends and liquidity needs,and ability to pay down debt are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with global health concerns and pandemics, including the COVID-19 pandemic, any increases in or severity of COVID-19 cases (including due to existing or new variants) and the risk that room occupancy may decline if our customers are limited or restricted in the availability of personnel who may become ill or be subjected to quarantine, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with the company’s ability to integrate acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, global weather conditions, natural disasters and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information
EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales.
See “Non-GAAP Reconciliation” below for additional information concerning non-GAAP financial measures, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2021	2020	2021	2020

Revenues	$159,794	$133,378	$594,463	$529,729

Costs and expenses:
Cost of sales and services	117,220	98,208	436,462	382,088
Selling, general and administrative expenses	14,396	14,767	60,600	53,656
Depreciation and amortization expense	20,173	24,020	83,101	96,547
Impairment expense	—	—	7,935	144,120
Other operating expense/(income)	191	(249)	313	506
	151,980	136,746	588,411	676,917
Operating income (loss)	7,814	(3,368)	6,052	(147,188)

Interest expense	(3,035)	(3,592)	(12,964)	(16,687)
Loss on extinguishment of debt	—	—	(416)	(383)
Interest income	—	—	2	20
Other income	7,133	3,614	13,199	20,823
Income (loss) before income taxes	11,912	(3,346)	5,873	(143,415)
Income tax benefit (provision)	(1,022)	2,126	(3,376)	10,635
Net income (loss)	10,890	(1,220)	2,497	(132,780)
Less: Net income attributable to noncontrolling interest	613	556	1,147	1,470
Net income (loss) attributable to Civeo Corporation	10,277	(1,776)	1,350	(134,250)
Less: Dividends attributable to Class A preferred shares	485	476	1,925	1,887
Net income (loss) attributable to Civeo Corporation common shareholders	$9,792	$(2,252)	$(575)	$(136,137)

Net income (loss) per share attributable to Civeo Corporation common shareholders:
Basic	$0.59	$(0.16)	$(0.04)	$(9.64)
Diluted	$0.58	$(0.16)	$(0.04)	$(9.64)

Weighted average number of common shares outstanding:
Basic	14,165	14,161	14,232	14,129
Diluted	14,289	14,161	14,232	14,129

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2021	December 31, 2020
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$6,282	$6,155
Accounts receivable, net	114,859	89,782
Inventories	6,468	6,181
Assets held for sale	11,762	3,910
Prepaid expenses and other current assets	17,822	13,185
Total current assets	157,193	119,213

Property, plant and equipment, net	389,996	486,930
Goodwill, net	8,204	8,729
Other intangible assets, net	93,642	99,749
Operating lease right-of-use assets	18,327	22,606
Other noncurrent assets	5,372	3,626
Total assets	$672,734	$740,853

Current liabilities:
Accounts payable	$49,321	$42,056
Accrued liabilities	33,564	27,349
Income taxes	171	203
Current portion of long-term debt	30,576	34,585
Deferred revenue	18,479	6,812
Other current liabilities	4,807	5,760
Total current liabilities	136,918	116,765

Long-term debt	142,602	214,000
Deferred income taxes	896	—
Operating lease liabilities	15,429	19,834
Other noncurrent liabilities	13,778	14,897
Total liabilities	309,623	365,496

Shareholders' equity:
Preferred shares	61,941	60,016
Common shares	—	—
Additional paid-in capital	1,582,442	1,578,315
Accumulated deficit	(912,951)	(907,727)
Treasury stock	(8,050)	(6,930)
Accumulated other comprehensive loss	(361,883)	(348,989)
Total Civeo Corporation shareholders' equity	361,499	374,685
Noncontrolling interest	1,612	672
Total shareholders' equity	363,111	375,357
Total liabilities and shareholders' equity	$672,734	$740,853

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	TWELVE MONTHS ENDED DECEMBER 31,
	2021	2020

Cash flows from operating activities:
Net income (loss)	$2,497	$(132,780)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	83,101	96,547
Impairment charges	7,935	144,120
Loss on extinguishment of debt	416	383
Deferred income tax expense (benefit)	3,070	(11,122)
Non-cash compensation charge	4,127	6,066
Gain on disposals of assets	(6,188)	(2,905)
Provision for loss on receivables, net of recoveries	141	44
Other, net	2,200	(2,873)
Changes in operating assets and liabilities:
Accounts receivable	(28,131)	13,679
Inventories	(526)	171
Accounts payable and accrued liabilities	15,435	6,890
Taxes payable	(28)	(134)
Other current assets and liabilities, net	4,485	(725)
Net cash flows provided by operating activities	88,534	117,361

Cash flows from investing activities:
Capital expenditures	(15,571)	(10,083)
Proceeds from disposition of property, plant and equipment	14,306	3,690
Other, net	559	4,619
Net cash flows used in investing activities	(706)	(1,774)

Cash flows from financing activities:
Term loan repayments	(125,483)	(39,855)
Revolving credit borrowings (repayments), net	49,157	(70,310)
Debt issuance costs	(4,412)	(2,583)
Repurchases of common shares	(4,649)	—
Other, net	(1,120)	(1,458)
Net cash flows used in financing activities	(86,507)	(114,206)

Effect of exchange rate changes on cash	(1,194)	1,443
Net change in cash and cash equivalents	127	2,824

Cash and cash equivalents, beginning of period	6,155	3,331
Cash and cash equivalents, end of period	$6,282	$6,155

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2021	2020	2021	2020
Revenues
Canada	$92,155	$65,530	$321,378	$269,649
Australia	62,300	63,673	251,074	234,542
United States	5,339	4,175	22,011	25,538
Total revenues	$159,794	$133,378	$594,463	$529,729

EBITDA (1)
Canada	$23,125	$13,755	$76,326	$(65,221)
Australia	13,570	17,190	48,727	73,666
United States	3,283	(1,425)	1,815	(16,345)
Corporate and eliminations	(5,471)	(5,810)	(25,663)	(23,388)
Total EBITDA	$34,507	$23,710	$101,205	$(31,288)

Adjusted EBITDA (1)
Canada	$23,125	$13,755	$76,326	$61,770
Australia	13,570	17,190	56,662	73,666
United States	3,283	(1,425)	1,815	(3,906)
Corporate and eliminations	(5,471)	(5,810)	(25,663)	(23,388)
Total adjusted EBITDA	$34,507	$23,710	$109,140	$108,142

Operating income (loss)
Canada	$6,892	$(4,092)	$12,816	$(146,435)
Australia	2,230	3,559	7,303	27,804
United States	(3,038)	(3,197)	(8,869)	(23,151)
Corporate and eliminations	1,730	362	(5,198)	(5,406)
Total operating income (loss)	$7,814	$(3,368)	$6,052	$(147,188)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2021	2020	2021	2020

EBITDA (1)	$34,507	$23,710	$101,205	$(31,288)
Adjusted EBITDA (1)	$34,507	$23,710	$109,140	$108,142
Free Cash Flow (2)	$26,128	$33,201	$87,269	$110,968

(1)The term EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is a non-GAAP financial measure that is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net loss attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2021	2020	2021	2020

Net income (loss) attributable to Civeo Corporation	$10,277	$(1,776)	$1,350	$(134,250)
Income tax provision (benefit)	1,022	(2,126)	3,376	(10,635)
Depreciation and amortization	20,173	24,020	83,101	96,547
Interest income	—	—	(2)	(20)
Loss on extinguishment of debt	—	—	416	383
Interest expense	3,035	3,592	12,964	16,687
EBITDA	$34,507	$23,710	$101,205	$(31,288)
Adjustments to EBITDA
Impairment of long-lived assets (a)	—	—	7,935	50,514
Impairment of goodwill (b)	—	—	—	93,606
Representations and warranties settlement (c)	—	—	—	(4,690)
Adjusted EBITDA	$34,507	$23,710	$109,140	$108,142

(a)Relates to asset impairments in the second quarter of 2021 and the first quarter of 2020. In the second quarter of 2021, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $7.9 million, which is included in Impairment expense on the unaudited statements of operations.

In the first quarter of 2020, we recorded a pre-tax loss related to the impairment of long-lived assets in our Canadian segment of $38.1 million and a pre-tax loss related to the impairment of long-lived assets in our U.S. segment of $12.4 million, which is included in Impairment expense on the unaudited statements of operations.

(b)Relates to the impairment of goodwill recorded in the first quarter of 2020. The $93.6 million impairment is related to our Canada reporting unit and is included in Impairment expense on the statements of operations.

(c)In the second quarter of 2020, we recorded $4.7 million of income associated with the settlement of a representations and warranties claim related to the Noralta acquisition, which is included in Other income on the unaudited statements of operations.

(2)The term Free Cash Flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2021	2020	2021	2020

Net Cash Flows Provided by Operating Activities	$25,293	$36,686	$88,534	$117,361
Capital expenditures	(5,926)	(3,839)	(15,571)	(10,083)
Proceeds from disposition of property, plant and equipment	6,761	354	14,306	3,690
Free Cash Flow	$26,128	$33,201	$87,269	$110,968

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

YEAR ENDING DECEMBER 31, 2022
EBITDA Range (1)	$90.0	$95.0

(1)The following table sets forth a reconciliation of estimated EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	YEAR ENDING DECEMBER 31, 2022
	(estimated)

Net loss	$(8.5)	$(3.5)
Income tax provision	8.5	8.5
Depreciation and amortization	80.0	80.0
Interest expense	10.0	10.0
EBITDA	$90.0	$95.0

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2021	2020	2021	2020

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$62,726	$46,466	$239,526	$202,534
Mobile facility rental revenue (2)	24,616	11,477	62,856	33,192
Food and other services revenue (3)	4,813	7,587	18,996	33,923
Total Canadian revenues	$92,155	$65,530	$321,378	$269,649

Costs
Accommodation cost	$45,273	$34,070	$170,071	$143,213
Mobile facility rental cost	15,009	7,743	38,571	24,842
Food and other services cost	4,167	6,843	16,750	30,616
Indirect other cost	2,529	2,497	10,027	10,612
Total Canadian cost of sales and services	$66,978	$51,153	$235,419	$209,283

Average daily rates (4)	$106	$98	$99	$95

Billed rooms (5)	588,473	469,116	2,404,880	2,095,784

Canadian dollar to U.S. dollar	$0.794	$0.768	$0.798	$0.746

Supplemental Operating Data - Australian Segment
Accommodation revenue (1)	$35,776	$37,082	$145,335	$144,070
Food and other services revenue (3)	26,524	26,591	105,739	90,472
Total Australian revenues	$62,300	$63,673	$251,074	$234,542

Costs
Accommodation cost	$18,012	$16,839	$71,550	$63,504
Food and other services cost	25,011	23,731	100,469	77,358
Indirect other cost	1,947	1,144	7,123	3,847
Total Australian cost of sales and services	$44,970	$41,714	$179,142	$144,709

Average daily rates (4)	$77	$77	$79	$73

Billed rooms (5)	464,700	480,465	1,846,882	1,968,284

Australian dollar to U.S. dollar	$0.729	$0.731	$0.752	$0.691

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile camps for the periods presented.
(3)Includes revenues related to food service, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation revenue.
(5)Billed rooms represents total billed days for Civeo owned Canadian lodges and Australian villages for the periods presented.

CONTACT:

Carolyn J. Stone

Civeo Corporation
Senior Vice President & Chief Financial Officer
713-510-2400